Exhibit 10.18

SECURITIES SUBSCRIPTION AGREEMENT

by and among

Tianlun (Guiyang) Buyun Buyu Hospital Co., Ltd. (“VIE ENTITY”),

Etao International Group (“PARENT”),

Etao International Healthcare Technology Co., Ltd. (“WFOE”)

And

Subscribing Shareholders of the VIE Entity (collectively as “SHAREHOLDERS”)

March 23, 2021

SECURITIES SUBSCRIPTION AGREEMENT

This SECURITIES SUBSCRIPTION AGREEMENT (this "Agreement") is dated as of March 23, 2021, by and among Tianlun (Guiyang) Buyun Buyu Hospital Co., Ltd., (together with its wholly-owned and majority-owned Subsidiaries, the “VIE Entity”), a company formed under the laws of China, Etao International Group, an exempted company formed under the laws of the Cayman Islands (the "Parent"), Etao International Healthcare Technology Co. (the “WFOE”), a Chinese company and wholly-owned subsidiary of the Parent (collectively, the Parent and WFOE referred to herein as the "WFOE Parties"), and the shareholders of the VIE Entity as listed on Annex A (each, a “Shareholder” and collectively, the “Shareholders”). The Parent, WFOE, VIE Entity and Shareholders are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITAL

WHEREAS, VIE Entity, incorporated in 2012, with the headquarters in the city of Guiyang, Guizhou, China, primarily focuses on providing reproductive healthcare services and other medical services in China;

WHEREAS, the Parent and WFOE are a New York based healthcare group with focuses on telemedicine and application of artificial intelligence technologies to healthcare services;

WHEREAS, as of the date of this Agreement, WFOE is registered in China and qualifies as a wholly foreign owned entity of the Parent, held through certain wholly-owned Subsidiaries of the Parent;

WHEREAS, the Shareholders intend to subscribe for certain amount of Class A ordinary shares of the Parent for a nominal amount as consideration;

WHEREAS, the WFOE Parties are in the process of conducting a series of reorganizational transactions (the “Reorganization”) with approximately fourteen (14) entities, including the VIE Entity, in the healthcare and insurance industries in China, Canada, Australia, and the United Kingdom, with the expectation of reaching a valuation of approximately $330 million USD upon the completion of the contemplated Reorganization, which cannot be guaranteed as of the date of this Agreement; and

WHEREAS, upon consummation of the Reorganization, the Parent intends to conduct a business combination transaction with a listed and funded special purpose acquisition company (the “SPAC”) to be identified by the Parent.

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" means all of the VIE Entity's trade accounts receivable, notes receivable, employee advances, and other miscellaneous receivables.

"Acquisition Proposal" has the meaning set forth in Section 6.5(b).

"Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

"Affiliated Group" means any affiliated group within the meaning of IRC §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Basket" has the meaning set forth in Section 12.3.

"Business Day" means any day other than a Saturday, Sunday, or public holiday under the laws of the State of New York.

"WFOE's Accountants" means WFOE's independent, nationally recognized, certified public accountants.

"Cap" has the meaning set forth in Section 12.3.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"VIE Entity’s Intellectual Property Assets" means the Intellectual Property Assets owned or used by the VIE Entity.

“Confidential Information” shall mean the information concerning a party’s current, future or proposed proprietary products and services, intellectual properties, financial performance and projections, customers, employees, contracts, strategic relationships, marketing plans and business plans and other information. All documents, disclosures and written or oral statements disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement or the transactions contemplated herein shall be deemed "Confidential Information" unless clearly marked otherwise. Any of the following information shall not be deemed confidential for the purposes of this Agreement, if:

a)	it was in the public domain at the time of communication to the Receiving Party or is later placed in the public domain by the Disclosing Party;

b)	it entered the public domain through no fault of the Receiving Party subsequent to the time of disclosure hereunder to the Receiving Party;

c)	it was in the Receiving Party's possession free of any obligation of confidence prior to disclosure hereunder; or

d)	it was developed by employees or agents of the Receiving Party independently of and without reference to any Confidential Information.

"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization), including the satisfaction of any requirement to pay any fees or other amounts under any Contract or instrument, arising in connection with the transactions contemplated hereby.

"Consent Fees" means all fees and other amounts payable to contractual counter-parties, Governmental Bodies (except for any transfer taxes) and other third parties in connection with obtaining the Consents.

"Contract" means any written or oral agreement, contract, license, sublicense, lease, sublease or binding commitment or arrangement.

“Currency Exchange Rates” are deemed as follows, solely for the purposes of this Agreement, 1 USD= 6.70 RMB. USD shall mean the lawful currency of the United States, RMB the lawful currency of China.

"Damages" means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements, sustained or incurred by the applicable Person.

“DeSPAC Merger” means that the Parent shall conduct a business combination transaction with a special purpose acquisition company the securities of which are listed on a U.S. national stock exchange market.

"Disclosure Schedules" means, collectively, those schedules delivered by VIE Parties and attached to this Agreement that set forth the facts and circumstances that qualify the representations and warranties of the VIE Parties in Articles III of this Agreement, and "Schedule" means any individual schedule comprising part of the Disclosure Schedules.

"Encumbrance" means any mortgage, easement, right of way, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Equipment" means all equipment used by the VIE Entity in its operations or otherwise held by the VIE Entity, whether owned, leased or licensed, and whether located at any facility or not, including, without limitation, all medical appliances and apparatus, cash registers, computers, telephones, printers and other related equipment.

"GAAP" means United States generally accepted accounting principles as in effect at the relevant time.

"Governmental Authorization" means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, required, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any:

a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

b)	federal, state, local, county, municipal, foreign, or other government;

c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

d)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Indebtedness" means at any particular time, without duplication,

a)	any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money,

b)	any indebtedness evidenced by any note, bond, debenture or other debt security,

c)	any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than three months past due),

d)	any banker's acceptances that are not used to purchase Inventory,

e)	any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),

f)	any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss,

g)	any indebtedness secured by an Encumbrance on a Person's assets, and

h)	accrued interest in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would become due in connection with the payment and satisfaction in full of such obligations on the Closing Date.

"Intellectual Property Assets" means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (C) copyrightable works and copyrights; (D) registrations and applications related to any of the foregoing; (E) trade secrets, know-how, confidential information and inventions; (F) computer software (including but not limited to source code, executable code, data, databases and documentation); (G) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; and (H) other intellectual property.

"Inventory" means all inventory owned, used or held for sale by the VIE Entity, including, without limitation, personal preventative products, drugs, dietary supplements, disposable medical devices, surgical equipment, and any other instruments used in operating the hospital, and all shipments in transit, and related items owned, used or held for use by the VIE Entity.

"IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" with respect to the VIE Entity, means knowledge of any member of Management, in each case, assuming a reasonable inquiry.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

"Material Adverse Effect (or Change)" means, with respect to a particular Person, any event, fact, circumstances or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have (a) a material adverse effect on the business, results of operations, assets or financial condition of such Person and its subsidiaries (if any), taken as a whole, or (b) a material impairment of such Person's ability to consummate the transactions contemplated hereby; provided, however, that the term "Material Adverse Effect or (Change)" shall not include any event, fact, circumstances or condition to the extent resulting from an action affirmatively taken by WFOE or its Affiliates after the date hereof and prior to the Closing Date; general economic changes or changes in the general industry of the VIE Entity; acts of terrorism or war; or political or civil instability, disturbance or unrest.

"Material Contracts" has the meaning set forth in Section 3.15(a).

"Organizational Documents" means: (a) the articles or certificate of incorporation (memorandum and articles of association) or any formation documents and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization or formation and limited liability company agreement of a limited liability company, including, without limitation, an operating agreement; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding" means any action, arbitration, audit, claim, grievance, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Subsidiary" means each Person listed on Schedule 3.1(b).

"Tax" and "Taxes" means (a) all income, gross receipts, franchise, estimated, excise, transfer, severance, value added, ad valorem, fuel, sales, use, wage, payroll, workmen's compensation, employment, withholding, social security, alternative minimum, add-on minimum, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, (license and legislation fees); other taxes imposed by any Governmental Body, including assessments in the nature of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

"Tax Claim" means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any VIE Party contained in this Agreement related to Taxes, including, without limitation, Section 3.10, and any claim for Damages pursuant to Section 13.1.

"Tax Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for Taxes.

"Tax Return" means any return (including any information or amended return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (including any schedule attached thereto) in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Taxing Authority" means any Governmental Body (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition, collection or administration of any Tax.

ARTICLE II

SUBSCRIPTION OF SHARES; CLOSING

2.1          Subscription. Subject to the terms and conditions of this Agreement, the Shareholders through their designated Person (the “Holdco”), shall subscribe for Parent’s Class A Ordinary Shares (the “Subscription Shares”) in an amount as set forth in Article 2.2 and Annex A for a nominal consideration of a total of $1USD payable by the Shareholders’ Representative to the Parent.

2.2          Subscription Shares.

(a)           Subject to this Agreement, the Shareholders shall receive the Subscription Shares in a total amount of 1,576,507 Class A ordinary shares of the Parent as the Subscription Share as set forth in Annex A to be registered under the name of Holdco, which is being formed and will be owned jointly by the Shareholders.

(b)           The consummation of the transactions contemplated herein (the "Closing") provided for in this Agreement will take place in New York, New York at the offices of Sichenzia Ross Ference LLP, at 10:00 a.m. (local time) on the later of (the "Closing Date"): (a) May 30, 2021 or (b) the date that is five (5) Business Days following the satisfaction of the closing conditions set forth in Articles VIII and IX (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or (c) the date that is five (5) Business Days following the formation of the Holdco. Subject to the provisions of Article X, failure to consummate the transactions provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.3          Closing Deliveries. At the Closing:

(a)           Shareholders and the VIE Entity (collectively the “VIE Parties”), as the case may be, will deliver or arrange to be delivered to WFOE Parties, either upon execution of this Agreement or the Closing Date:

(i)	Upon execution of this Agreement, the Shareholders and the VIE Entity jointly entering into a series of variable interest entity agreements (the “VIE Agreements”) as applicable substantially in the form attached herein as Exhibit A, with the WFOE and/or its Affiliates to in effect transfer to the WOFE the control and financial interest in all the equity interest encumbered under the VIE Agreements, constituting 51% of the issue and outstanding equity interest in the VIE Entity (“VIE Entity Shares”) to the WFOE in the amount set forth in Annex A;

(ii)	An officer’s certificate executed by the VIE Entity, certifying as to the satisfaction of the Closing conditions set forth in Sections 8.1 and 8.2 hereof with respect to such VIE Entity, on the Closing Date;

(iii)	A secretary certificate executed by the VIE Entity certifying as to the authority of each authorized officer executing this Agreement, and the signature authentication of each authorized officer, on the Closing Date;

(iv)	Upon execution of this Agreement, written consent from Zheqi Chen, the sole member of VIE Entity’s board of directors (the “VIE Entity Board”) approving the Transactions set forth herein;

(v)	Upon Closing, written consent from the VIE Entity Board to elect three additional members to the VIE Entity Board as set forth in Section 5.2(b);

(vi)	Upon Closing, proof of registration of the Shareholders pursuant to the Circular of the State Administration of Foreign Exchange on the Administration of Overseas Investment and Financing and Round-Trip Investment by Domestic Residents;

(vii)	On the Closing Date, proof of registration with a competent State Administration for Market Regulation of the Share Pledge Agreement, which is part of the VIE Agreements; and

(viii)	All other agreements, certifications, and other documents required to be executed and delivered by the VIE Parties hereunder at the Closing.

(b)           WFOE or Parent, as the case may be, will deliver the following upon Closing:

(i)	To Holdco for the benefit of the Shareholders, the Subscription Shares issued by Parent under the name of Holdco, in the amount as set forth in Annex A, on the Closing Date;

(ii)	To each Shareholder, the fully executed VIE Agreements by the authorized officer of the WFOE, upon execution of this Agreement;

(iii)	Upon Closing, to the Shareholders’ Representative, the Secretary’s certificates of each WFOE Party certifying as to the authority of each authorized officer of WFOE Parties executing this Agreement, and the signature authentication of each such authorized officer;

(iv)	Upon Closing, to the Shareholders’ Representative, an officer’s certificate executed by each WFOE Party certifying as to the satisfaction of the Closing conditions set forth in Sections 9.1 and 9.2 hereof;

(v)	To the Shareholders’ Representative, written consent from the board of directors of each WFOE Party approving the Transaction set forth in this Agreement, on the Closing Date; and

(vi)	To the Shareholders’ Representative, all other agreements, certifications, and other documents required to be executed and delivered by WFOE or Parent hereunder at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING VIE PARTIES

Each of the Shareholders and the VIE Entity, jointly and severally, represents and warrants to WFOE Parties as follows:

3.1          Organization and Good Standing.

(a)            If the VIE Party is an entity, each VIE Party is a corporation duly organized, validly existing, and in good standing in the respective jurisdictions where each VIE Party was incorporated, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Schedule 3.l (a) sets forth the current directors and executive officers of the VIE Entity. The VIE Entity is duly qualified and authorized to transact business as a foreign corporation and is in good standing in every jurisdiction where required except as disclosed on Schedule 3.1(a) hereto, such exceptions not giving rise, either individually or in the aggregate, to a Material Adverse Effect.

(b)           Schedule 3.1(b) sets forth, as of the date hereof, the VIE Entity’s direct or indirect ownership interest in any subsidiary companies or any other Person, its percentage ownership interest therein (and the ownership interest of any other Person therein) and the jurisdiction in which each Subsidiary was organized. Each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Subsidiaries have all necessary corporate power and authority to own or lease their respective properties and assets, as applicable, and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations or other entities in good standing in all jurisdictions in which the ownership of their property or the conduct of their business requires such qualification. Schedule 3.l (b) sets forth the board of directors, if applicable, and executive officers of each Subsidiary.

(c)           The VIE Entity has made available to WFOE Parties prior to the execution of this Agreement, timely and complete copies of the Organizational Documents of the VIE Entity and its Subsidiaries, as currently in effect.

3.2           Authority; No Conflict.

This Agreement constitutes the legal, valid, and binding obligation of the VIE Parties, enforceable against each VIE Party in accordance with its terms. Each VIE Party has all corporate right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement will not, directly or indirectly contravene, conflict with, or result in a violation of (A) any provisions of the Organizational Documents of each VIE Party (B) any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by each VIE Party, or (C) any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract to which the VIE Party is a party.

3.3          Capitalization.

(a)           VIE Entity’s capital interests have been duly authorized and are validly issued and are fully paid and non-assessable and, except as set forth on Schedule 3.3(a) hereto, are not subject to preemptive rights or any rights of first refusal or rights of rescission. Except as referenced on Schedule 3.3(a), there are no Contracts for the issuance, sale or transfer of any equity securities or other securities or interests of Shareholder.

(b)           Each of the Shareholders is as of the date of this Agreement and will be on the Closing Date the record and beneficial owner and holder of the respective amount of VIE Entity Shares as set forth in Annex A. Each Shareholder represents that its Shares will be in effect transferred to WFOE on the Closing Date via the execution of the VIE Agreements, free and clear of all Encumbrances except for restrictions imposed under any United States or Chinese federal or state securities law, as applicable.

3.4          Financial Statements.

Attached hereto as Schedule 3.4 are the unaudited balance sheet of the VIE Entity at December 31 in each of the years 2015 and 2020, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto (collectively as the "Year End Financial Statements"). Such Year End Financial Statements fairly present in all material respects the financial condition and the results of operations of the VIE Entity, at the dates of and for the periods referred to in such financial statements, all of which have been prepared in accordance with GAAP (except as set forth on Schedule 3.4) and are auditable as required under Section 6.3 and 8.9 of this Agreement.

3.5          Books and Records. The books of account, minute books, shareholder registry, and other records of the VIE Entity, all of which have been made available to WFOE Parties prior to the execution of this Agreement, are complete and correct in all material respects.

3.6          Title to Assets; Encumbrances. (a) Schedule 3.6(a) contains a complete and accurate list of all (x) land, buildings and real property owned by the VIE Entity (the "Owned Real Property") and (y) all leases and other agreements (including all guaranties, assignments, amendments, extensions and renewals of such leases and other agreements) (the "Leases") under which the VIE Entity holds any leasehold estates and other similar rights to use or occupy any land, buildings or other similar interest in real property (the "Leased Real Property"). The VIE Entity has delivered or made available to WFOE Parties copies of the deeds and other instruments (as recorded) by which the VIE Entity acquired its interest in the Owned Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the VIE Entity and relating to such property or interest. Except as set forth on Schedule 3.6(a), the VIE Entity has not leased, subleased or granted the right to use or occupy any portion of the Owned Real Property or Leased Real Property to any Person. Except as set forth on Schedule 3.6(a), the VIE Entity owns or holds a valid and enforceable (i) title, in the case of Owned Real Property, an (ii) leasehold interest under the Leases, in the case of Leased Real Property. Schedule 3.6(a) lists all of the mortgages, security interests and other types of encumbrances on the Owned Real Property other than (A) liens for real estate Taxes assessed with respect to the Owned Real Property for the current fiscal tax year but not yet due and payable; (B) mortgage or security interests incurred in connection with the purchase of property or assets and shown on the balance sheet portions of the Year End Financial Statements and (C) other defects in title or Encumbrances that do not materially restrict or impair the VIE Entity’s use of the Owned Real Property in the ordinary course of business.

(b)           Except as set forth on Schedule 3.6(b), VIE Entity has good and marketable title to, or, in the case of leased properties and assets, a valid leasehold interest in, all its material properties and assets (whether real, personal, or mixed and whether tangible or intangible) used by the VIE Entity, located on any of the premises of VIE Entity or reflected in the books and records of the VIE Entity. To the Knowledge of the VIE Entity, the buildings, plants, structures, and other material assets owned, leased or licensed by the VIE Entity are in reasonably good operating condition and repair, in all material respects, ordinary wear and tear excepted, and are reasonably fit for the purposes for which they are used by the VIE Entity, except for such conditions as would not have a materially adverse impact upon the use thereof.

(c)           Schedule 3.6(c) contains a complete and accurate list of all Equipment items owned, leased or licensed by the VIE Entity, grouped by category of Equipment and the nature of the VIE Entity’s interest (owned, leased or licensed) with respect thereto. To the Knowledge of the VIE Entity, each Equipment item is in reasonably good operating condition and repair, in all material respects, ordinary wear, tear, breakage and malfunctions excepted, and is reasonably fit for the purpose for which it is used by the VIE Entity in its ordinary course of business, except for such conditions as would not have a materially adverse impact upon the use thereof.

3.7          Intellectual Property Matters. Schedule 3.7 attached hereto sets forth a complete and correct list of all of the intellectual property rights that are owned by the VIE Entity: patents; patent applications; trademark applications; trademark registrations; Internet domain names; service mark applications; service mark registrations; copyright registrations and material unregistered trademarks, service marks and copyrights. In addition, Schedule 3.7 also sets forth all agreements relating to the licensing of Intellectual Property Assets by the VIE Entity to a third party or by a third party to the VIE Entity, and all other agreements affecting the VIE Entity's ability to use or disclose any Intellectual Property Assets, except for licenses for commercially available off-the-shelf computer software programs, applications or products purchased or licensed for less than a total cost of $25,000.

3.8          Reserved.

3.9          No Undisclosed Liabilities. To the Knowledge of the VIE Entity, and except as set forth on Schedule 3.9, the VIE Entity has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, known or otherwise) not disclosed on the VIE Entity’s Year End Financial Statements, except for liabilities that do not or would not reasonably be expected to have a Material Adverse Effect.

3.10       Taxes.

(a)           VIE Entity has filed or caused to be filed all Tax Returns required to have been filed by it pursuant to applicable Legal Requirements. All such Tax Returns are true, correct and complete in all material respects. Except as set forth in the Disclosure Schedules, the VIE Entity has paid all Taxes shown on all Tax Returns it has filed, except such Taxes, if any, as are listed on Schedule 3. 10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided on the face of the balance sheet portion of the Year End Financial Statements.

(b)           Except as set forth on Schedule 3.10(b) there is no dispute or claim concerning any Tax Liability of the VIE Entity either (A) claimed or raised by any Taxing Authority in writing that has been received by the VIE Entity or (B) as to which VIE Entity has Knowledge based upon personal contact with any agent of such Taxing Authority. Schedule 3.10 lists all federal, state, local, and foreign income Tax Returns filed with respect to VIE Entity for taxable periods commencing December 31, 2015 and ended on or before December 31, 2020.

3.11        Employee Benefits.

Schedule 3.11 contains a complete and accurate list of all plans and material benefit obligations (the “Employee Benefit Plan”) sponsored, maintained or contributed to by the VIE Entity on behalf of or for the benefit of its current or former employees, directors or independent contractors. The VIE Entity has delivered or made available to WFOE Parties a true and correct copy of the governing plan document for each Employee Benefit Plan (including all amendments thereto).

3.12        Compliance with Legal Requirements; Governmental Authorizations.

(a)            Except as set forth on Schedule 3.12 or Schedule 3.17 or except where any failure to comply or any violation would not have a Material Adverse Effect on the VIE Entity:

(i)	VIE Entity is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by VIE Entity of, or a material failure on the part of the VIE Entity to comply with, any Legal Requirement; and

(iii)	to the VIE Entity’s Knowledge, the VIE Entity has not received any written notice or communication from any Governmental Body regarding: (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the VIE Entity to undertake, or to bear all or any part of the cost of, any remedial action of any nature.

(b)           To the Knowledge of the VIE Entity, Schedule 3.12 and Schedule 3.17, taken together, contain all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the VIE Entity and its Subsidiaries to own, lease and operate its properties and carry on their respective businesses, as they are now being conducted or contemplated to be conducted in near future in all material respects (the “VIE Entity Permits”). As of the date hereof, all of the VIE Entity Permits are in full force and effect and no material violation, suspension or cancellation of any of the VIE Entity Permits is pending or, to the knowledge of the VIE Entity, threatened. Except as disclosed in Section 3.25 of the VIE Entity Disclosure Schedule, none of the VIE Entity Permits will be terminated or impaired in any material respect or become terminable, in whole or in part, as a result of this Agreement. To the Knowledge of the VIE Entity, each Governmental Authorization listed on Schedule 3.12 or Schedule 3.17 is valid and in full force and effect.

(c)           To the Knowledge of the VIE Entity, its doctors, other medical professionals and any subcontractors they utilize, meet applicable government license, certification and registration requirements. Except as disclosed on Schedule 3.12, none of the personnel is or has been, for the past five (5) years from the date of this Agreement, a party to any malpractice claim, disciplinary investigation, criminal or civil proceeding, or allegation for the breach of professional ethics or standards. Current credentialing documentation and verification shall be maintained at each facility, consistent with accreditation standards and made available for inspection by the WFOE Parties upon request. The VIE Entity shall require and approve procedures for the immediate notification to the WFOE Parties of any restrictions placed on a health care professional’s license by a licensing board prior or subsequent to the Closing.

3.13        Legal Proceedings. Except as set forth on Schedule 3.13, there is no pending Proceeding:

(a)           that has been commenced by or against the VIE Entity or any of the material assets owned or used by the VIE Entity;

(b)           that has been commenced by or against the doctors or other medical professionals employed by the VIE Entity; or

(c)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Except as set forth on Schedule 3.13, to the Knowledge of the VIE Entity, no such Proceeding has been threatened. Except as set forth on Schedule 3.13, there is no judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against the VIE Entity.

3.14        Absence of Certain Changes and Events. Except as set forth on Schedule 3.14, since the date of the Year End Financial Statements, VIE Entity has conducted its business only in the ordinary course of business consistent with past practices, and there has not been any:

(a)           acquisition of any stock or business of, or merger or consolidation with, another Person, or any action with respect to liquidating, dissolving, recapitalizing, reorganizing or otherwise winding up VIE Entity’s business;

(b)           payment or increase by the VIE Entity of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except, with respect to non-executive employees, in the ordinary course of business consistent with past practice) or entry into any new, or material amendment of any existing, employment, consulting, independent contractor, severance, change of control or similar Contract;

(c)            adoption of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan;

(d)           damage to or destruction or loss of any asset or property of the VIE Entity, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect on the VIE Entity;

(e)           sale (other than sales of Inventory in the ordinary course of business), lease, license, distribution or other disposition of any material asset(s) or property of the VIE Entity, or any waiver, release, transfer or assignment of any right of material value, or any mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset(s) or property of the VIE Entity except as noted on Schedule 3.6 or except as explicitly permitted under Section 6.2 or required under any other provision of this Agreement;

(f)            entry into any Contract or other agreement providing for payments by VIE Entity in an aggregate amount exceeding $100,000 that is not terminable by VIE Entity, without penalty, upon sixty (60) days notice, with the exception of agreements in the ordinary course of its business and consistent with past practice;

(g)           any modification, termination or amendment to a Material Contract or waiver of any right or claim thereunder;

(h)           any suspension or cancellation of any of the VIE Entity Permits;

(i)            loss of use of any VIE Entity’s Intellectual Property Assets; or

(j)            any events that will result in any other Material Adverse Changes to VIE Entity.

3.15        Material Contracts; No Defaults. To the Knowledge of VIE Entity, after having made inquiry of all the VIE Entity employees authorized to enter into Material Contracts on behalf of VIE Entity:

(a)           Schedule 3.15(a) contains a complete and accurate list, and the VIE Entity has delivered or made available to WFOE Parties prior to the execution of this Agreement true and complete copies, of the following Contracts (together with the Leases listed on Schedule 3.6 and the Contracts listed on Schedule 3.7(b), the "Material Contracts"):

(i)	each Contract that involves the performance of services or delivery of goods or materials by VIE Entity of an amount or value in excess of $100,000 either (A) during fiscal 2020 or (B) reasonably expected for the fiscal year 2021 or any fiscal year thereafter, except for purchase orders for finished goods in the ordinary course of business, consistent with past practices and Contracts that are terminable by the VIE Entity without penalty or notice;

(ii)	each Contract entered into by the VIE Entity outside the ordinary course of business involving, or reasonably expected to involve, expenditures or receipts of the VIE Entity in excess of $25,000;

(iii)	each Lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and/or conditional sales agreements involving aggregate payments of less than $25,000);

(iv)	each joint venture, partnership, and other similar Contract (however named) involving (or reasonably expected to involve) a sharing of profits, losses, costs, or liabilities by the VIE Entity with any other Person;

(v)	each Contract containing covenants that restrict the business activity of VIE Entity or limit the freedom of the VIE Entity to engage in any line of business or to compete with any Person;

(vi)	each Contract for capital expenditures in excess of $25,000;

(vii)	each indenture, mortgage, trust, deed, promissory note, loan agreement, security agreement, guarantee or other material agreement or material commitment for Indebtedness;

(viii)	any indemnification agreements or other similar arrangements under which the VIE Entity is obligated to indemnify any Person;

(ix)	any settlement, conciliation or similar agreement pursuant to which VIE Entity is required to pay consideration in excess of $100,000 after the date hereof;

(x)	each Contract with any executive officers, directors, medical professionals, consultants or independent contractors of the VIE Entity detailing their compensation, term, and any other material conditions therein; and

(xi)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Each Material Contract identified or required to be identified on Schedule 3.15(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(c)           Except as set forth on Schedule 3.15(c):

(i)	VIE Entity is in material compliance with all applicable terms and requirements of each Material Contract;

(ii)	to the Knowledge of the VIE Entity, each other Person that has any obligation or liability under any Material Contract is in material compliance with all applicable terms and requirements of such Material Contract;

(iii)	to the Knowledge of the VIE Entity, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the VIE Entity or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)	to the Knowledge of the VIE Entity, VIE Entity has not given to or received from any other Person, at any time since the date of the Year End Financial Statements, any written notice or communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

3.16        Insurance.

(a)           VIE Entity has delivered or made available to WFOE Parties:

(i)	true and complete copies or coverage abstracts or summaries of all policies of insurance, including medical malpractice insurance, to which VIE Entity is a party or under which the VIE Entity, or any officer or director of the VIE Entity, is or has been covered at any time within the two (2) years preceding the date of this Agreement (a list of material policies is set forth on Schedule 3.16(a)); and

(ii)	true and complete copies of all pending applications for policies of insurance (a list of which applications is set forth on Schedule 3.16(a)).

The policies referred to in clause (i) above provide the coverage required by any Material Contract to which the VIE Entity is a party to.

(b)           Except as set forth on Schedule 3.16(b):

(i)	To the Knowledge of the VIE Entity, VIE Entity has not received: (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any material insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(ii)	To the Knowledge of the VIE Entity, VIE Entity has paid all premiums due (or has accrued for such on its financial statements), and has otherwise performed all of its obligations, under each policy to which the VIE Entity is a party or that provides coverage to the VIE Entity or any director thereof.

3.17        Environmental Matters. To the Knowledge of the VIE Entity:

(a)            Except as set forth on Schedule 3.17(a) and except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect the VIE Entity:

(i)	The VIE Entity holds and is in compliance with all Environmental Permits, and is and has otherwise been in compliance with all applicable local and federal Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere with compliance by the VIE Entity with Environmental Laws;

(ii)	no modification, revocation, re-issuance, alteration, transfer or amendment of any Environmental Permit, or review by, or approval of, any third party, including, without limitation, any Governmental Body, of any Environmental Permit or of the environmental condition any real property owned by the VIE Entity or any of its Subsidiaries is required in connection with the execution or delivery of this Agreement or the consummation by the VIE Entity of the transactions contemplated hereby or the operation of the business of the VIE Entity on the date of the Closing; and

(iii)	The VIE Entity has not received any Environmental Claim, nor, to the Knowledge of the VIE Entity, has any Environmental Claim been threatened against the VIE Entity.

(b)           Set forth on Schedule 3.17(b) are all of the parcels of real property that are now, or have heretofore been, owned or leased by the VIE Entity or its Subsidiaries, or otherwise used by the VIE Entity or its Subsidiaries for the conduct of the VIE Entity’s, or to which any Hazardous Materials generated by the VIE Entity or its Subsidiaries have been delivered during the last ten years by a third party.

(c)            Except as set forth on Schedule 3.l7(c), no Hazardous Material which was generated, discarded, transported, or Released by any VIE Entity or its Subsidiaries prior to the Closing Date is present, in a concentration or amount exceeding legally allowable limits applicable to the use of the property in question or in a manner which violates any applicable Environmental Law or that is reasonably likely to require any investigation, removal or response activity under any applicable Environmental Law, on any other real property, including, without limitation any disposal site to which Hazardous Materials generated or transported by the VIE Entity have been delivered.

(d)            The VIE Entity has delivered to WFOE Parties (or made available for WFOE's inspection) all reports, records, tests, evaluations, Governmental Body and third party correspondence, and other documents relating to the storage, use, Release, manufacture, remediation, investigation, or removal of Hazardous Materials by the VIE Entity or any of its Subsidiaries or the presence of any Hazardous Material on or about any VIE Entity’s facility.

(e)            Except as set forth on Schedule 3.l 7(e), no person has been exposed to any Hazardous Material stored, used, Released, generated, or transported by or for any VIE Entity or any of its Subsidiaries in a manner which has caused, or is reasonably likely to cause, an adverse health effect.

For purposes of this Agreement, the terms below shall have the following meanings:

"Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any Person to VIE Entity asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

"Environmental Laws" means all applicable federal, state, county, and local statutes, rules, regulations, ordinances, orders and decrees, and all common law, in each case relating in any manner to pollution, protection of human health and the environment, the exposure of Persons, property or the environment to any Hazardous Materials, or the Release or threatened Release of any Hazardous Materials, to the extent and in the form that such exist at the date hereof.

"Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the VIE Entity to conduct its operations as presently conducted.

"Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radiologically-contaminated materials regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including but not limited to any ventilated or indoor air) or into any building or other man-made structure.

"Released" means spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, allowed to escape, allowed to leach, dumped, or disposed of into the environment (including but not limited to any ventilated or indoor air) or into any building or other man-made structure.

3.18       Brokers or Finders. Each VIE Party has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

3.19       Accounts Receivable. Except as set forth on Schedule 3.19, all Accounts Receivable of the VIE Entity are reflected properly on its books and records, are valid receivables and, to the Knowledge of the VIE Entity, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts set forth in the balance sheet portion of the Year End Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the VIE Entity.

3.20       Inventory. Except as set forth on Schedule 3.20, all Inventory is useable and saleable in the ordinary course of business, except for obsolete items of below-standard quality, all of which have been written off or written down to estimated net realizable value (or reserves have been established for such Inventory) in the books and records of the VIE Entity in accordance with GAAP. Except as set forth in Schedule 3.20, the Inventory is reflected on the balance sheet portion of the Year End Financial Statements in accordance with GAAP.

3.21       Relationships with Customers, Sales Agents, and Suppliers.

(a)           Attached hereto as Schedule 3.21(a) is a true and accurate list of (i) the names of the VIE Entity’s top ten customers (not including individual patients) or sales agents (by dollar volume of sales to such customers or from the sales agents) and (ii) the names of the top ten suppliers of the VIE Entity (by dollar volume of purchases from such carriers), for the 2018, 2019 and 2020 fiscal years and, for each such customer (not including individual patients) or sales agent, as applicable, the volume of purchases by such customer (not including individual patients) or sold by the sales agent, as applicable, for each such fiscal year. The VIE Entity has not received any written notice from any material customer (not including individual patients) or key sales agent (except as listed on Schedule 3.21(a)) to the effect that, and the VIE Entity, to its Knowledge, has no reason to believe that, any material customer (not including individual patients) or key sales agent will stop, materially decrease the rate of, or materially change the terms (whether related to payment, volume, price or otherwise) with respect to, buying the products or services from the VIE Entity (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The VIE Entity has not received any written notice from any of its material supplier (except as listed on Schedule 3.21(a)) to the effect that, and the VIE Entity, to its Knowledge, has no reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, volume, price or otherwise) with respect to, supplying medical products or services to the VIE Entity (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.22       Related Party Transactions. Except as set forth on Schedule 3.22, no director, officer, partner, employee, or Affiliate (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the VIE Entity or its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the VIE Entity or its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer (not including individual patients), distributor, lessor, tenant, creditor or debtor of the VIE Entity or its Subsidiaries, (y) engaged in a business related to the VIE Entity’s business or (z) participating in any transaction to which the VIE Entity or its Subsidiaries is a party; or (iii) otherwise is or has been a party to any contract, arrangement, understanding or transaction with the VIE Entity or its Subsidiaries. Except as set forth on Schedule 3.22, each of such agreements, obligations and arrangements shall have been paid in full or, in the case of executory obligations, terminated prior to the Closing Date.

3.23       Employees and Labor Relations.

(a)            Schedule 3.23(a) hereto correctly sets forth the name and current annual salary of the VIE Entity’s full-time employees receiving more than $120,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability.

(b)            Except as set forth on Schedule 3.24(c), the VIE Entity is not a party to any collective bargaining agreement or relationship; to the VIE Entity’s Knowledge, no key employee or group of employees of the VIE Entity have any plans to terminate employment therewith; and to the VIE Entity’s Knowledge, it does not have any material labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material employee grievances).

3.24        Closing Date. Each of the representations and warranties of each VIE Party contained in this Article III, in the Schedules attached hereto or in any certificate delivered by or on behalf of each VIE Party to WFOE Parties pursuant hereto shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date hereof (or any other reference to the date hereof or the date of this Agreement) throughout such representations and warranties; provided, however, that each VIE Party shall update the Schedules hereto at or prior to the Closing Date to reflect changed conditions or circumstances after the date hereof. WFOE Parties shall have the right to terminate this Agreement as a result of any such update to the Schedules that reflects a Material Adverse Change.

3.25        Disclosures. Neither this Agreement nor any of the Disclosure Schedules annexed hereto, nor any certificate or instrument furnished by each VIE Party in writing to WFOE Parties or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. Each VIE Party has not, after due inquiry, knowingly withheld from WFOE Parties any information or fact which has, or would reasonably be expected to have, a Material Adverse Effect on any VIE Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WFOE PARTIES

Each WFOE Party, jointly, represents and warrants to the VIE Parties as follows:

4.1          Organization and Good Standing. Each WFOE Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdictions of its incorporation.

4.2          Authority; No Conflict.

(a)            This Agreement constitutes the legal, valid, and binding obligation of each WFOE Party, enforceable against both WFOE Parties in accordance with its terms. Each WFOE Party has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

(b)           Except as set forth in Schedule 4.2, neither of the WFOE Party is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated in this Agreement.

(c)           Except as expressly set forth in this Agreement or in the attachments hereto, each WFOE Party is not a party to any other agreement or understanding with any of the VIE Parties, or any of the VIE Parties’ employees.

4.3          Investment Intent. WFOE is acquiring the de facto control over the VIE Entity Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(l1) of the Securities Act of 1933, as amended.

4.4          Capitalization of Parent. As of March 18, 2021, there were 6,001,000 Class B ordinary shares issued and outstanding, subject to further adjustment and reclassification. As of the date of this Agreement, the Parent together with its Subsidiaries are conducting the first round of Reorganization within the traditional healthcare, insurance, artificial intelligent medical technologies and telemedicine industries. Upon completion of the Reorganization, the Parent expects to have approximately 33,016,600 ordinary shares, consisting of 29,714,900 Class A ordinary shares and 3,301,700 Class B ordinary shares, to be issued and outstanding, where each Class A ordinary share shall entitle its holder one (1) vote and each Class B ordinary share shall entitle its holder twenty (20) votes.

4.5          Certain Proceedings. There is no pending Proceeding that has been commenced against either of the WFOE Party and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated herein. To each WFOE Party’s Knowledge, no such Proceeding has been threatened.

4.6          WFOE’s Investigation. WFOE hereby acknowledges that to its knowledge, WFOE and its Representatives have been (a) given access to the premises, properties, books, contracts and records of the VIE Entity and (b) furnished with all additional financial and operational data and other information concerning the assets of the VIE Entity as WFOE and its Representatives have requested in connection with WFOE’s determination to enter into this Agreement.

4.7          Brokers or Finders. WFOE and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold each of the Shareholders harmless from any such payment alleged to be due from the Shareholder(s) by or through WFOE as a result of the action of WFOE or its officers or agents.

ARTICLE V

OTHER AGREEMENTS

5.1          Shareholder’s Leak-Out.

Except as set forth below in Section 5.1 and subject to Section 5.6, as an inducement for the WFOE Parties to enter into this Agreement, Shareholders hereby severally agree not to, through the Holdco, without the Parent’s written consent, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Subscription Shares, any securities convertible into or exercisable or exchangeable for Subscription Shares (including the shares in the SPAC as a result of the DeSPAC Merger) or any securities exchanged from or convertible from the Parent Ordinary Shares, whether now owned or hereafter acquired by the Shareholders or with respect to which the Shareholders have or hereafter acquire the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, Shareholders agree that the Shareholders may not, directly or indirectly through the Holdco, sell to the public the number of the Lock-Up Securities in an amount more than what is provided for in the following schedule during each of the four calendar years following the six month anniversary from the closing of the DeSPAC Merger.

Periods	Cumulative Leak-Out Percentages of Lock-Up Securities Held by the Shareholders through the Holdco
Within the first year of the six month anniversary from the closing of DeSPAC Merger	25%
Within the second year of the six month anniversary from the closing of DeSPAC Merger	50%
Within the third year of the six month anniversary from the closing of DeSPAC Merger	75%
Within the fourth year of the six month anniversary from the closing of DeSPAC Merger	100%

5.2          WFOE Parties’ Management Post-Closing.

(a)            The WFOE Parties hereby agree to reserve a seat on the Parent’s operation management committee (the “Management Committee”) consisting of experts and such other professionals overlooking the management of Parent and reporting directly to the Parent Board. WFOE Parties shall help the VIE Entity expand its business.

(b)           Upon Closing, the VIE Entity Board shall elect three additional individuals designated by the Parent to the VIE Entity Board, resulting in three fourth of the members of the VIE Entity Board being nominated by the Parent. The number of members of the VIE Entity Board shall remain four (4) unless changed by the VIE Entity Board. Immediately upon Closing, VIE Entity Board shall consist of the following individuals: Wensheng (Wilson) Liu, Xiaolei Yu, Xiaowu Ma and Zheqi Chen.

(c)           The WFOE Parties hereby agree to refrain from having its designated directors of the VIE Entity’s board of directors vote to remove or replace any executive officers of the VIE Entity for a period of one year from Closing Date unless i) the executive officer’s performance does not meet the expectation of the board of directors of the VIE Entity; or ii) the executive office is accused of or convicted of any felony or being investigated by any local or federal healthcare or securities related regulatory agency in the jurisdiction where he or she resides or works.

5.3          Right to First Refusal.

Upon the Closing, the WFOE Parties shall have the right of first refusal to subscribe the Shareholder’s next offer to transfer equity securities of the VIE Entity in either the form of VIE Agreements or another manner. If the WFOE Parties fail to accept in writing any such proposal for such transfer within ten (10) calendar days after receipt of a written notice from any of the Shareholders containing such proposal, then the WFOE Parties shall have no claim or right with respect to any such transfer contained in any such notice. If, thereafter, such proposal is modified in any material respect, the transferring Shareholder will adopt the same procedure as with respect to the originally proposed sale, and the WFOE Parties shall have the right of first negotiation with respect to such revised proposal in accordance with the terms of this Section 5.3.

5.4          Covenants post-Closing.

From the date of this Agreement to Closing, none of the Parties shall encumber in any manner, such as imposing or creating any liens, mortgages, pledges or any other encumbrances, any of the assets owned by the VIE Entity, except in the ordinary course of the VIE Entity’s business.

5.5.         Liabilities prior to Closing.

Both the VIE Parties and the WFOE Parties agree that the Shareholders and VIE Entity shall be jointly and severally liable for any liabilities, debts and obligations incurred by the VIE Entity prior to the Closing Date, and the WFOE Parties shall not be required to provide funding or services to pay off any liabilities and debts or fulfill any obligations incurred by the VIE Entity prior to the Closing Date.

5.6           Allowed Pledges.

Notwithstanding Section 5.1, upon one year anniversary from the closing of the DeSPAC Merger or the completion of the Parent’s IPO, as the case may be, any and all of the Shareholders may pledge any or all of their shares in the combined public company or the Parent, as applicable, with a local commercial bank to finance the establishment of a private hospital within the geographical area of VIE Entity’s business subject to a thirty (30)-day written notice to the Parent.

5.7           VIE Entity’s Expansion.

Upon Closing of this transaction, the WFOE shall oversee and manage the VIE Entity’s business and introduce the VIE Entity to the healthcare providers in the United States that work for the Parent and the Parent’s Affiliates. Upon Closing, the WFOE Parties shall use its commercially reasonable efforts to integrate the VIE Entity into its management system and provide the VIE Entity with:

i.	Access to Parent’s artificial intelligence data and smart healthcare system;

ii.	Expand Etao Plus marketing system to other hospitals and clinics under the Parent;

iii.	Training for VIE Entity’s healthcare service providers;

iv.	Access to the Parent’s wholesale channels of certain medical equipment and drugs;

v.	Coordinating with doctors regarding joint diagnosis at the hospitals and clinics under the Parent;

vi.	Access to the WFOE’s future medical image center and heavy-duty medical diagnosis equipment;

vii.	Joint therapy services combining western and Chinese therapies; and

viii.	Other services that WFOE Parties believes beneficial for the VIE Entity’s business operations.

5.8          Reserved.

ARTICLE VI

COVENANTS OF VIE PARTIES PRIOR TO CLOSING DATE

6.1          Access and Investigations.

Between the date of this Agreement and the Closing Date, the VIE Entity and its Representatives will, during normal business hours: (i) afford WFOE Parties and their Representatives reasonable access to the VIE Entity’s properties, contracts, books and records, and other documents and data, (ii) afford WFOE Parties and its Representatives reasonable access to the VIE Entity’s personnel, customers, suppliers and licensors, provided that the WFOE Parties notify the VIE Entity in advance of the personnel, customers, suppliers and licensors to which they want access, and will allow the VIE Entity to participate in any contacts with such personnel, customers, suppliers and licensors, (iii) furnish or make available to WFOE Parties and WFOE Parties’ Representatives copies of all such contracts, books and records, and other existing documents and data as WFOE Parties may reasonably request, and (iv) furnish or make available to WFOE Parties and WFOE Parties’ Representatives such additional financial, operating, and other data and information as WFOE Parties may reasonably request so long as such request does not unreasonably interfere with the operation of the VIE Entity’s business in the ordinary course.

6.2          Operation of the VIE Entity.

Between the date of this Agreement and the Closing Date, the VIE Entity shall:

(a)            except as set forth on Schedule 6.2(a), conduct the business of the VIE Entity only in the ordinary course of business consistent with past practice;

(b)           not pay dividends or make any cash or stock distributions to the VIE Parties, except for payment of customary year-end bonuses in an amount consistent with prior years’ practices;

(c)           not withdraw cash or liquidate marketable securities for the payment of amounts outside of the ordinary course of business, except as approved by the WFOE in writing;

(d)           not amend any of the VIE Entity’s Organization Documents;

(e)            not issue any shares of its capital stock or rights to acquire shares of its stock;

(f)            not employ any doctor and other health care professional without proper professional credentials;

(g)           use commercially reasonable efforts to maintain the goodwill of the VIE Entity’s suppliers, customers, distributors, licensors and employees; and

(h)           not create, incur, assume or suffer to exist any Indebtedness not in existence on the date of this Agreement except as approved by the WFOE in writing.

6.3          Negative Covenant. Except as otherwise expressly permitted by this Agreement or as set forth on Schedule 6.3, between the date of this Agreement and the Closing Date, the VIE Entity will not, without the prior consent of WFOE, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.14 would reasonably be expected to occur.

6.4          Cooperation Regarding Financial Statement Audit. Between the date of this Agreement and the Closing Date, the VIE Parties shall cooperate with WFOE and WFOE's Accountants in their timely preparation of audited consolidated financial statements of the VIE Entity in compliance with the United States Generally Accepted Accounting Principles (the “U.S. GAAP”) for the periods required by Rule 3-05(b) of Regulation S-X promulgated by the United States Securities and Exchange Commission.

6.5          Non-Solicitation.

(a)           From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article IX, the VIE Parties will not, and will not permit their respective Representatives to, directly or indirectly enter into any agreement or understanding with, any Person (other than WFOE and its Affiliates) for the purpose of making, or otherwise facilitate the making of, an "Acquisition Proposal" (as defined below). In furtherance of the foregoing, the VIE Parties will promptly notify WFOE if it receives any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal.

For the purposes of this Agreement, "Acquisition Proposal" shall mean any one of the following (other than the transactions contemplated herein): (i) a proposal for any transaction pursuant to which any Person or group of Persons (other than Shareholders) (a "Third Party") proposes to acquire beneficial ownership of any equity securities of VIE Entity, whether from a VIE Entity or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the VIE Entity pursuant to which any Third Party proposes to acquire beneficial ownership of any equity securities of the VIE Entity or of the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of any assets of the VIE Entity (other than a proposal to acquire inventory in the ordinary course of business consistent with past practices), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b)           Notwithstanding the foregoing, no provision of this Section 6.5 shall be construed (i) to prohibit any of the Shareholders or their respective Representatives from responding to any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal for the purpose of advising the Person making such proposal, inquiry or request of the Shareholder’s obligations under this Section 6.5 or (ii) to require any of the Shareholders or their respective Representatives to disclose to WFOE any terms and conditions of any such proposal, inquiry or request, including the identity of the party making an Acquisition Proposal.

6.6          Notice of Developments. Any of the VIE Parties shall give prompt written notice to WFOE of any development causing, or which would reasonably be expected to cause, a breach of any of the VIE Entity’s representations and warranties set forth in Article III above. No disclosure by any VIE Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty by such VIE Party.

6.7          Consents. The VIE Parties shall use their reasonable best efforts to obtain as soon as practicable all third-party Consents (including those identified on Schedule 4.2), and give, as soon as practicable after the date hereof, all third-party notices, in each case which may be required under any instruments, Contracts, commitments, or arrangements in connection with the consummation of the transactions contemplated hereby, and WFOE will cooperate with the VIE Parties in assisting them to obtain such third-party Consents and to deliver such third-party notices; provided that nothing herein shall be deemed to require WFOE Parties to incur any costs or expenses in connection with such cooperation. The VIE Parties shall pay all Consent Fees required in connection with obtaining such third-party consents, approvals or the giving of such notices, including, without limitation, any fees or other amounts payable under any Contract in connection with the transactions contemplated hereby.

6.8          Reserved.

6.9          Reserved.

6.10        Assignments. Between the date of this agreement and the Closing Date, the VIE Parties (or their Affiliates, as applicable) shall execute and have executed necessary and proper assignment documents evidencing the assignment, for no additional consideration (beyond the entry into this Agreement), of all VIE Entity Intellectual Property Assets or other assets used in or necessary for the conduct of the VIE Entity’s business as conducted the ownership of which is currently vested in employees, consultants or Affiliates of the VIE Entity, or Shareholder(s). For the sake of clarification, the foregoing sentence shall not require the assignment to the VIE Entity of any real property that is currently leased to the VIE Entity pursuant to a valid, written lease agreement.

ARTICLE VII

COVENANTS OF WFOE PARTIES

Notice of Developments-WFOE. Each WFOE Party shall give prompt written notice to the other parties hereto of any Material Adverse Change (but in no event later than five (5) Business Days after a WFOE Party becomes aware of any such Material Adverse Change) causing, or which would reasonably be expected to cause, a breach of any of WFOE Party’s representations and warranties set forth in Article IV above, or which would prevent or adversely impact, in a material way, the WFOE Party’s ability to consummate the Transaction contemplated herein. No disclosure by a WFOE Party pursuant to this Section 7.1, however, shall be deemed to amend or supplement any Schedule annexed hereto or to prevent or cure any misrepresentation or breach of warranty by the WFOE Party.

ARTICLE VIII

CONDITIONS PRECEDENT TO WFOE'S OBLIGATION TO CLOSE

WFOE Parties’ obligation to subscribe the VIE Entity Shares and to take the other actions required to be taken by WFOE Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by either WFOE Party, in whole or in part):

8.1          Accuracy of Representations. Each of the representations and warranties of the VIE Parties contained in this Agreement, including any updated Schedules as contemplated by Section 3.25 hereof, or in any certificate delivered to WFOE in connection herewith shall be true and correct (but determined in each case without giving effect to any qualifications therein referencing the terms "material" or "Material Adverse Effect" or other terms of similar import or effect) when made and as of the Closing (with the same force and effect as if made as of the Closing), except where all failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the VIE Entity or the WFOE Parties.

8.2          Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by the VIE Parties on or before the Closing Date shall have been complied with in all material respects.

8.3          Third Party Consents. Each of the Consents identified on Schedule 8.3 hereto shall have been obtained by the VIE Entity or Shareholders on terms and conditions reasonably acceptable to WFOE Parties and shall be in full force and effect.

8.4          No Proceedings. Since the date of this Agreement, there must not have been commenced against WFOE, or against any Person affiliated with WFOE, any Proceeding that, in the reasonable good faith judgment of WFOE, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by WFOE before any Governmental Body of competent jurisdiction which (a) seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) seeks to impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) would reasonably be expected to have a Material Adverse Effect on the VIE Entity or WFOE, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby.

8.5          Management Employment Agreements. When and if the WFOE Parties decide to have an employment agreement between the VIE Entity and Junsheng Chen, the President of the VIE Entity, the VIE Board shall review and approve the terms and conditions of such employment agreement.

8.6          Closing Deliveries. WFOE shall have received each of the deliveries set forth in Section 2.3(a) hereto.

8.7         Certificates. The VIE Entity and Shareholders shall have delivered to WFOE: (i) a copy of the Organizational Documents of the VIE Entity; (ii) a certificate of good standing or equivalent for the VIE Entity from the respective states of incorporation; (iii) certificates of good standing or qualification for each other jurisdiction in which the VIE Entity is qualified or admitted to do business, with respect to each of (i)-(iii) above, such certificates to be dated no more than ten Business Days prior to the Closing Date; and (iv) a certificate, dated as of the Closing Date and executed by the Secretary of the VIE Entity, certifying to (A) the incumbency of all officers executing this Agreement and/or any document contemplated hereby on behalf of the VIE Entity, (B) the accuracy and completeness of attached copies of the VIE Entity’s Organizational Documents, (C) the resolutions of each VIE Party’s Board, if the VIE Party is an entity, and requisite shareholders of the VIE Entity authorizing and approving the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

8.8          Reserved.

8.9          Financial Statements; Audit.

(a)            The WFOE Parties shall have prepared audited consolidated financial statements of the VIE Entity that are in compliance with the U.S. GAAP for the last two completed fiscal years.

(b)            The WFOE (together with WFOE’s Accountants) shall have conducted an on-site audit of the VIE Entity’s Accountants work in reviewing the VIE Entity’s financial statements for the two years ended December 31, 2020 and 2019, the results of which shall be reasonably satisfactory to WFOE and shall have evidenced whether (i) there are no material changes to the corresponding information contained in the financial statements prepared by the VIE Entity.

8.10        Affiliate Leases. The WFOE shall have been granted access to and reviewed all real property leases entered into by and between the VIE Entity (and/or its Subsidiaries) and any officer, director, stockholder, employee or Affiliate of such VIE Entity (or an Affiliate of any of the foregoing), and the terms of each such lease shall have been satisfactory to WFOE in its sole and absolute discretion.

8.11        Satisfaction of Legal and Financial Due Diligence. WFOE and its counsel shall have completed their legal and financial due diligence concerning the VIE Entity, the results of which shall have been satisfactory to WFOE in its sole discretion.

ARTICLE IX

CONDITIONS PRECEDENT TO VIE PARTIES' OBLIGATION TO CLOSE

The VIE Parties’ obligation to transfer the VIE Entity Shares and to take the other actions required to be taken by each VIE Party at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing on behalf of a VIE Party, as applicable, by Shareholders’ Representative, in whole or in part):

9.1          Accuracy of Representations. Each of the representations and warranties of WFOE Parties contained in this Agreement or in any certificate delivered to the VIE Parties in connection herewith shall be true and correct (but determined in each case without giving effect to any qualifications therein referencing the terms "material" or "Material Adverse Effect" or other terms of similar import or effect) when made and as of the Closing (with the same force and effect as if made as of the Closing), except where all failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on any of the VIE Parties.

9.2          Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by each WFOE Party on or before the Closing Date shall have been complied with in all respects, except where all failures to so comply with such covenants in the aggregate have not resulted, and would not reasonably be expected to result, in a material adverse effect on any VIE Party or the ability of the WFOE Parties to consummate the transactions contemplated in this Agreement.

9.3          No Proceedings. Since the date of this Agreement, there must not have been commenced against any VIE Party, or against any Person affiliated with a VIE Party, any Proceeding that, in the reasonable good faith judgment of the VIE Party, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by the VIE Party before any Governmental Body of competent jurisdiction which (a) seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) seeks to impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) would reasonably be expected to have a Material Adverse Effect on a VIE Party, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby.

9.4          Certificates. The WFOE Parties shall have delivered to each VIE Party: (i) a copy of the memorandum and articles of association of each WFOE Party; (ii) a certificate of good standing for each WFOE Party from the jurisdiction of its incorporation; with respect to each of (i)-(ii) above, such certificates to be dated no more than ten Business Days prior to the Closing Date; and (iv) a certificate or certificates, dated as of the Closing Date and executed by the Secretary of each WFOE Party, certifying to (A) the incumbency of all officers executing this Agreement and/or any document contemplated hereby on behalf of the WFOE Party, (B) the accuracy and completeness of attached copies of the WFOE Party’s Organizational Documents, (C) the resolutions of the Board of Directors of the WFOE Party authorizing and approving the execution and delivery of this Agreement hereby, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

ARTICLE X

TERMINATION

10.1        Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)            by either WFOE Parties or VIE Parties if a material breach of any provision of this Agreement has been committed by a VIE Party (in the case of a termination by WFOE Parties) or a WFOE Party (in the case of a termination by the Shareholders’ Representative) and such breach has not been waived, provided that written notice has been given to such other parties of the intention to terminate under this Section 10.l(a) due to such breach and such other parties have not cured such breach within fifteen (15) days of receipt of such notice;

(b)	(i) by WFOE Parties if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of WFOE Parties to comply with their obligations under this Agreement) and WFOE Parties have not waived such condition on or before the Closing Date; or

(ii)	by the Shareholders’ Representative, if any of the conditions in Article IX have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any VIE Party to comply with their obligations under this Agreement) and the Shareholders’ Representative have not waived such condition on or before the Closing Date;

(c)           by mutual written consent of all of the parties; or

(d)           by any Party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before June 30, 2021, or such later date that the parties may agree upon in writing.

10.2        Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the provisions of Article XIV will survive after such termination; provided that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired for a period of six (6) months after such termination.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

11.1        Covenants. Claims with respect to any breach of a covenant or obligation in this Agreement must be brought within twenty-four (24) months of such breach coming to the attention of the other party; provided that claims with respect to any covenant or obligation to be performed and complied with by any party prior to the Closing Date must be brought within twenty-four (24) months after the Closing Date.

11.2        Other Agreements. Claims with respect to any breach of an obligation under Article V in this Agreement must be brought within eighteen (18) months of such breach coming to the attention of the other party; except that the claims with respect to an obligation having a specific period to be fulfilled may be brought within eighteen (18) months after such specific period.

11.3        Representations and Warranties. All representations and warranties in this Agreement and the certificates delivered pursuant to Article II hereof shall expire on the date which is twenty-four (24) months after the Closing Date.

ARTICLE XII

INDEMNIFICATION

12.1        Indemnification and Payment of Damages by VIE Parties.

(a)           Representations, Warranties and Covenants. Except as limited by Article XI hereof, and subject to the further provisions of this Article XII and Section 13.1 hereof, each VIE Party shall, jointly and severally, protect, defend, indemnify, and hold WFOE and Parent harmless from and against any and all Damages sustained, incurred or suffered by or asserted against any of them, directly or indirectly, as a result of or relating to or arising out of: (i) any breach of any representation or warranty made by a VIE Party in this Agreement or in any certificate delivered to WFOE Party in connection herewith (in each case, other than with respect to Section 3.8, determined without giving effect to any qualifications therein referencing the terms "material" or "Material Adverse Effect" or other terms of similar import or effect) or (ii) any breach by any VIE Party of any covenant, other agreements set forth in Article V, or obligation of any VIE Party in this Agreement or any breach by the VIE Party of any pre-Closing covenant or pre Closing obligation thereof.

(b)           Supplemental Tax Indemnification. Notwithstanding and in addition to the provisions of Section 12.l(a), the VIE Parties shall be obligated to indemnify WFOE Parties with respect to Taxes as set forth in Section 13.1 hereof. All such indemnification obligations shall not be subject to the Basket and Cap (each, as defined hereinafter in Section 12.3) limitations.

(c)            Indemnification and Payment of Damages by WFOE Parties. Each WFOE Party will jointly and severally indemnify and hold harmless the VIE Parties, and will pay to them the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by a WFOE Party in this Agreement or in any certificate delivered to the Shareholders’ Representative in connection herewith (in each case, determined without giving effect to any qualifications therein referencing the terms "material" or "Material Adverse Effect" or other terms of similar import or effect), or (b) any breach by a WFOE Party of any covenant or obligation of a WFOE Party in this Agreement or any breach by a WFOE Party of any post-Closing covenant or post-Closing obligation under this Agreement.

12.2        Indemnitee's Tax Benefits. Indemnification payments under this Article XII and Section 13.1 hereof shall be paid by the indemnifying party without reduction for any tax benefits available to the indemnified party.

12.3        Limitations. No claims for breaches of representations, warranties, covenants or obligations may be brought after the time limitations set forth in Article XI. Notwithstanding anything herein to the contrary, other than with respect to a claim arising out of fraud or willful misconduct, no party shall have any obligation to indemnify the other hereunder, unless (i) the amount of Damages sustained or incurred with respect to a particular claim (together with all related claims) exceeds $20,000 USD and (ii) (except with respect to a breach of any covenant or obligation, or with respect to a Tax Claim) the aggregate amount of Damages sustained or incurred with respect to all claims by such party pursuant to this Agreement exceeds $150,000 USD (the "Basket"), and then (except with respect to a breach of any covenant or obligation, or with respect to a Tax Claim) only to the extent of the excess of the aggregate amount of Damages sustained or incurred by such party with respect to all claims by such party pursuant to this Agreement above the Basket amount up to (but not in excess of) a maximum aggregate indemnity for such Damages of an amount (the "Cap") equal to $750,000 USD.

12.4        Procedures for Indemnification -- Third Party Claims.

(a)            Promptly after receipt by an indemnified party under Section 12.1 or 12.2 of notice of the commencement of any Proceeding against it, such indemnified Party will, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim, but the failure to notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except, and only to the extent that, the indemnifying Party demonstrates that the defense of such action is materially prejudiced by the indemnifying Party's failure to give such notice.

(b)           If any Proceeding referred to in Section 12.5(a) is brought against an indemnified Party and it gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a Party to such Proceeding or the indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified Party; provided that the indemnifying Party provides written notice of its election to assume the defense of such Proceeding to the indemnified Party within ten (10) days of receipt by the indemnifying Party of the notice of claim by the indemnified Party, and, after delivery of such written notice from the indemnifying Party to the indemnified Party, the indemnifying Party will not, as long as it diligently conducts such defense, be liable to the indemnified Party under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying Party assumes the defense of a Proceeding:

(i)	it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

(ii)	no compromise or settlement of such claims may be effected by the indemnifying Party without the indemnified Party 's consent unless: (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and

(iii)	the indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent, other than reasonable, documented costs of investigation.

(c)            Notwithstanding the foregoing, if (i) the indemnifying Party does not, within ten (10) days after the indemnified Party 's notice is given pursuant to this Section 12.5, give written notice to the indemnified Party of its election to assume the defense of such Proceeding, or (ii) the indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then in either case the indemnified Party may, by notice to the indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but, in such case the indemnifying Party will not be bound by any compromise or settlement effected without its consent (which consent will not be unreasonably withheld) unless such compromise or settlement: (A) results in no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and (B) does not obligate the indemnifying Party to pay monetary damages.

12.5        Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

12.6        Tax Treatment. All indemnification payments shall constitute adjustments to the to the aggregate value of the Subscription Shares and Promissory Note for all Tax purposes, and no Party hereto shall take any position inconsistent with such characterization, unless a final determination by any Governmental Body causes any such amount not to constitute an adjustment thereto for Tax purposes.

12.7        Manner of Payment; Right of Set-Off. Except as otherwise provided herein, any indemnification of a Party hereunder shall be effected by wire transfer of immediately available funds from the indemnifying Party to an account(s) designated by the indemnified Party, within ten (10) days after the determination thereof.

ARTICLE XIII

TAX MATTERS

The following provisions shall govern the allocation of responsibility for, and the rights and remedies of the WFOE Parties and VIE Parties with respect to, certain Tax matters:

13.1        Tax Indemnification. Subject to Article 12 hereof, each VIE Party shall, jointly and severally, protect, defend, indemnify, and hold WFOE Parties and their Affiliates harmless from and against (i) all Taxes (or the non-payment thereof) of the VIE Entity for all taxable periods ending on or before the Closing Date, (ii) all Taxes of any Person (other than the VIE Entity) imposed on the VIE Entity as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iii) all Taxes of any member of an Affiliated Group of which the VIE Entity (or any predecessor of the foregoing) is or was a member for taxable periods ending on or before the Closing Date in accordance with the Chinese tax laws and regulations, and (iv) any Taxes imposed under IRC §1374 (and any corresponding provision of state or local law). Notwithstanding anything herein to the contrary, the VIE Parties shall have no obligation to protect, defend, indemnify or hold WFOE and its Affiliates harmless from and against any Taxes to the extent such Taxes may be offset by deposits, installments, other payments, credits, reserves or net operating losses paid or arising on or before the Closing Date. Each VIE Party shall reimburse WFOE Parties for any taxes of the VIE Entity or any of its Subsidiaries which are the responsibility of VIE Parties pursuant to this Section 13.1 at least five (5) days prior to payment of such Taxes by the VIE Parties.

13.2        Tax Periods Ending On or Before the Closing Date. The VIE Entity shall prepare or cause to be prepared and shall file or cause to be filed (in a manner consistent with past custom and practice of the VIE Entity) all Tax Returns thereof for all Tax periods ending on or before the Closing Date.

13.3        Cooperation on Tax Matters. The VIE Parties and WFOE Parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit, litigation or other proceedings with respect to Taxes. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information reasonably relevant to any such audit, litigation or other proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The VIE Parties and WFOE Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the VIE Entity relating to any taxable period beginning before the Closing Date until the expiration of the applicable statutes of limitations (and, to the extent notified by the VIE Parties or WFOE Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other parties reasonable written notice prior to transferring any such books or records and, if the other parties so requests, the VIE Entity shall allow the WFOE Parties to take possession of such books and records.

13.4        Transfer Taxes. Notwithstanding Section 12.l(b) and any other provision of this Article XIII, the parties agree that all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest thereon, "Transfer Taxes") incurred by each VIE Party in connection with this Agreement shall be borne by the VIE Party. The WFOE shall prepare at its own expense any Tax Returns relating to Transfer Taxes required to be filed by WFOE, and, if required by applicable law, any other party hereto will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation required to be filed by WFOE.

ARTICLE XIV

GENERAL PROVISIONS

14.1        Expenses. Each Party shall bear its expenses incurred in connection with the preparation, execution, and performance under this Agreement and of the transactions contemplated herein, including all fees and expenses of each Party's agents, Representatives, counsel, and accountants and auditors, except that the VIE Parties shall pay for the expenses but not service fees for the WFOE Parties’ auditors and accountants when such auditors and accountants perform their audit, review or related services on the site of any VIE Party’s.

14.2       Public Announcements. Prior to the Closing, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the WFOE Parties and VIE Parties shall reasonably determine. The VIE Entity and WFOE Parties will consult with each other concerning the means by which the public and the VIE Entity’s employees, distributors, customers, and suppliers will be informed of the transactions contemplated herein and, prior to the Closing, no announcement shall be made by any party without the prior written consent of the other parties.

14.3       Confidentiality. Each Party shall keep the Confidential Information received from other parties confidential and exercise commercially reasonable care to safeguard the Confidential Information as if it was the Receiving Party’s own Confidential Information. However, upon the termination of this Agreement pursuant to Article X, the Receiving Party(ies) shall return to the Disclosing Party(ies) any and all of the Confidential Information or, if physical return is not practical, permanently delete any and all of the Confidential Information received from any and all of the Receiving Party(ies)’s electronic devices.

14.4        Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

WFOE Parties: Address: Attention: Email:

With a copy to (not constituting as Notice): Address: Attention: Email:
VIE Parties: Address: Attn: Email:

Or at such other address as WFOE may designate by advance written notice to the other parties hereto.

14.5        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties of (a) the State of New York, County of New York, the United States, or (b) if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

14.6        Further Assurances. The Parties agree before and after Closing: (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.7        Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.8        Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties herein.

14.9        Disclosure Schedules. If and to the extent any information required to be furnished in any Schedule is contained in another Schedule, such information will be deemed to be included in all Schedules in which such information is required to be included, to the extent the relevance of such disclosure to such other Schedules is reasonably apparent on its face.

14.10     Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties hereto; provided that WFOE may, without the consent of any other Party, assign all or any portion of its rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

14.11     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12      Article and Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

14.13     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.14     Governing Law. This Agreement will be governed by the laws of the State of New York, the United States without regard to conflicts of laws principles.

14.15     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.16     Shareholders’ Representative.

(a)           By virtual of their approval of this Agreement, the VIE Parties shall have constituted and appointed Zheqi Chen, to serve as the Shareholders’ Representative (the "Shareholders’ Representative") for and on behalf of the VIE Parties, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to take all other actions on behalf of the Shareholders as is explicitly contemplated by this Agreement. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for his services from the WFOE Parties in connection with this Agreement. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each VIE Party unless stated in writing otherwise.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, any decision, act, consent or instruction of the Shareholders’ Representative with respect to any matters contemplated hereby shall be deemed to be the decision, act, consent or instruction of all of the VIE Parties and shall be final, binding and conclusive upon each of the VIE Parties, and WFOE Parties may rely on each such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each of the VIE Parties. WFOE Parties are hereby relieved from any liability to any person for any acts done by them in reliance upon, or in accordance with, any such decision, act, consent or instruction of the Shareholders’ Representative.

14.17      Effective Date. The Parties hereto mutually agree that this Agreement is deemed to have become effective as of March 4, 2021.

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[SIGNATURE PAGE TO THE SECURITIES SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Etao International Group (Parent)

By	/s/ Wensheng Liu
Name:	Wensheng Liu
Title:	CEO

Etao International Healthcare Technology Co., Ltd. (WFOE)

By	/s/ Wensheng Liu
Name:	Wensheng Liu
Title:	CEO

VIE Entity Shareholder 1

By	/s/ Zheqi Chen
Name:	Zheqi Chen
Title:	Individual

VIE Entity Shareholder 2

By	/s/ Xinjiang You
Name:	Xinjiang You
Title:	Individual

Tianlun (Guiyang) Buyun Buyu Hospital Co., Ltd. (the VIE Entity)

By	/s/ Zheqi Chen
Name:	Zheqi Chen
Title:	Chairman and Legal Representative

ANNEX A

VIE ENTITY SHAREHOLDER

Shareholder	Shareholding Percentage in the VIE Entity prior to Closing	Parent Ordinary Shares to be Received by Shareholders Upon Closing	Share Percentage in the VIE Entity Encumbered after Closing
Zheqi Chen	80.00%	-	31.00%
Xinjiang You	20.00%	-	20.00%
The Holdco owned and controlled by the Shareholders	-	1,576,507	-
Total	100%	1,576,507	51.00%

EXHIBIT A

FORM OF VIE AGREEMENTS